Exhibit 99.1

FOR IMMEDIATE RELEASE

                      XO Communications Raises $161 Million
                       in Initial Stage of Rights Offering

     Reston, VA - (November 17, 2003) - XO Communications, Inc. ("XO") today announced that it has received approximately $161 million in paid subscriptions for approximately 32.2 million shares of its new common stock in the initial stage of a rights offering at $5.00 per share. The first stage of the offering ended on November 14, 2003.

     XO will offer the balance of approximately 7.8 million shares remaining from the 40 million shares offered pursuant to the rights offering at the same price through transferable rights in the second stage of the offering. The second stage is expected to commence in early December. The shares subscribed for in both stages of the offering will be issued after the expiration of the transferable rights in early January 2004.

     The transferable rights will be issued to pre-petition secured XO creditors as of November 15, 2002. The rights offering is being made pursuant to the Company's Chapter 11 plan of reorganization, which was confirmed by the Bankruptcy Court on that date and the proceeds received by XO from the rights offering will be used to retire existing secured debt.

About XO Communications

     XO is a leading broadband telecommunications services provider offering a complete portfolio of telecommunications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

     XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband telecommunications services in more than 60 markets throughout the United States.

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For more information contact:

Dawnyielle Downes/ XO Communications
Media and Industry Analysts
703-547-2682 or 703-675-3450